SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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SFG Financial Corporation
(Name of Registrant as Specified In Its Charter)

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SFG FINANCIAL CORPORATION
300 Park Avenue, Suite 1756
New York, NY 10022
February 28, 2008
Dear Shareholder:

On or about February 19, 2008, we mailed to you an Information Statement to advise you of the following actions taken by the holders of a majority of SFG Financial Corporation (the “Company”) outstanding voting stock on January 15, 2008:

1.	To amend the Company’s certificate of incorporation, as amended to:
(a) increase the authorized number of shares of common stock par value $.001 from 100,000,000 shares to 125,000,000 shares; and
(b) authorize the creation of 10,000,000 shares of blank check preferred stock.

2.	To amend the Company’s certificate of incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock at the ratio of 7.351808 for 1; and

3.	To adopt the Company’s 2008 Incentive Stock Plan.

This letter corrects and clarifies certain disclosure contained in the Information Statement as follows:

A.	The sole member of the Company’s Board of Directors is Ralph Balzano and not Ronald Balzano as disclosed on page 1 of the Information Statement.
B.	The Company’s Acting Chief Executive Officer is Ralph Balzano and not Ronald Balzano as disclosed on page 16 of Exhibit B-SFG Financial Corporation 2008 Incentive Stock Plan.
C.	Michael Wiener previously served as Managing Director and not Vice President as disclosed in the Summary Executive Compensation Table.
D.
Pursuant to the Agreement and Plan of Merger dated as of March 6, 2007, by and among COESfx Holdings, Inc. (n/k/a XLFX, Inc.), COESfx Acquisition Corp. and SFG Financial Corporation, the Company granted an irrevocable right to the XLFX, Inc.  shareholders to receive an additional 261,876,544 shares of the Company’s common stock.  The Company currently has outstanding 99,998,860 shares of common stock. After the implementation of the contemplated reverse stock split, the number of shares subject to the irrevocable right will be reduced to approximately 35,620,700 shares and its current issued and outstanding shares of common stock will be reduced to 13,601,941 shares. Therefore, after the reverse split, the Company will have approximately 49,222,641 shares issued and outstanding.

Upon the filing of an amendment to the Company’s Articles of Incorporation to increase its authorized common stock to 125,000,000 shares, the Company will have approximately 75,777,359 authorized but unissued shares available for future issuance.

By Order of the Board of Directors

/s/ Ralph Balzano